Exhibit 99.1

FOR IMMEDIATE RELEASE
January 15, 2010

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Senior Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. CEO To Step Down;
Will Remain Active on the Board of Directors

CARLSBAD, Calif., January 14/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE Amex: NTN) today announced that Terry Bateman, Chief Executive Officer, has announced his intention to resign.  Mr. Bateman will remain active on the Board of Directors and be involved in finding his replacement.  The Board of Directors has established a CEO Selection Committee to fill the CEO role, has engaged an executive search firm to assist them in the identification and selection of a new CEO, and expects this process to be completed in the second quarter of 2010.

“We have made considerable progress towards achieving our operating objectives, and I continue to believe in the fundamental strength of the business,” said Terry Bateman.  “I am stepping down for personal reasons, but will remain on the Board of Directors to help oversee the strategic initiatives put in place over the last year, and I will also participate in the search for my successor, in order to ensure a smooth transition. I remain confident in the Company’s continued success.

“Terry has been instrumental in the turnaround of NTN Buzztime’s business and has been a tremendous leader,” noted Chairman Jeff Berg. “The positive effects that Terry has had on the business are substantial, as underscored by our performance in the fourth quarter of 2009, which is expected to show EBITDA higher than any recorded in the past six quarters, as well as positive cash flow.  While we are disappointed to see him leave, we understand and respect his decision, and look forward to his participation as an active, non-executive member of the Board, where his advice and judgment, informed by his tenure as CEO, will be tremendously valuable.”

About NTN Buzztime, Inc.

NTN Buzztime, Inc., a leader in interactive entertainment for more than 20 years, is based in Carlsbad, CA. Buzztime is distributed in-home and out-of-home across broadband platforms including online, cable TV, satellite TV and in approximately 4,000 restaurants, sports bars and pubs throughout North America. Buzztime entertainment is also available on electronic games and in books. For more information, please visit http://www.buzztime.com.

Buzztime is a registered trademark of Buzztime Entertainment, Inc. and Playmaker is a registered trademark of NTN Buzztime, Inc.

Forward-looking Statements
This release contains forward-looking statements which reflect management's current views of future events and operations. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include the risk of changing economic conditions, failure of product demand or market acceptance of both existing and new products and services and the impact of competitive products and pricing. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about these and other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof, and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

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